Exhibit 99.1

ELEVANCE HEALTH REPORTS FIRST QUARTER 2023 RESULTS

•	First quarter GAAP net income was $8.30 per share, including net negative adjustment items of $1.16 per share. Adjusted net income was $9.46* per share.

•	Operating revenue grew 10.6% year-over-year to $41.9 billion

•	Operating gain grew 16.6% year-over-year to $2.8 billion

•	Medical enrollment increased 1.3 million members year-over-year to 48.1 million members

•	Second quarter 2023 dividend of $1.48 per share declared to shareholders

Indianapolis, Ind. - April 19, 2023 - Elevance Health, Inc. (NYSE: ELV) reported first quarter 2023 results reflecting strong financial performance, including double-digit growth in revenue, operating earnings, and adjusted earnings per share.

“Elevance Health is off to a strong start in 2023, driven by our continued focus on whole health and advancing health beyond healthcare,” said Gail K. Boudreaux, President and CEO. “Through our diverse and expanding offering of products and solutions, and our alignment with high-performing, value-based care providers, we continue to meet the needs of consumers, customers and the communities we serve, advancing our strategy of becoming a lifetime, trusted health partner.”

Given the strong start to the year and the momentum in each of our primary businesses, we now expect GAAP net income to be greater than $29.50 per share in 2023, and adjusted net income to be greater than $32.70 per share.

*	Refer to GAAP reconciliation tables on page 12.

CONSOLIDATED HIGHLIGHTS

Earnings Per Share: GAAP net income was $8.30 per share in the first quarter, including net negative adjustment items of $1.16 per share. Adjusted net income was $9.46* per share.

*	Please refer to the GAAP reconciliation tables on page 12.

Membership: Medical membership totaled approximately 48.1 million as of March 31, 2023, an increase of 1.3 million, or 2.9 percent year-over-year, driven primarily by growth in Medicaid, commercial fee-based, Medicare Advantage and ACA health plan members, partially offset by attrition in our employer group risk-based business.

During the first quarter of 2023, medical membership increased by 593 thousand driven by organic growth in Medicaid and commercial fee-based members.

Operating Revenue: Operating revenue was $41.9 billion in the first quarter of 2023, an increase of $4.0 billion, or 10.6 percent year-over-year. The increase was primarily driven by higher premium revenue due to membership growth in Medicaid and Medicare Advantage, as well as premium rate increases in our Health Benefits business. The increase in operating revenue was further attributable to growth in pharmacy product revenue within CarelonRx driven by growth in members served and script volume.

Benefit Expense Ratio: The benefit expense ratio was 85.8 percent in the first quarter of 2023, a decrease of 30 basis points year-over-year. The decrease was driven by our commercial risk-based health plans.

Medical claims reserves established at December 31, 2022 developed in line with the Company’s expectations as of the first quarter of 2023.

Days in Claims Payable: Days in Claims Payable was 46.0 days as of March 31, 2023, a decrease of 1.5 days from December 31, 2022 and a decrease of 0.9 days compared to March 31, 2022.

Operating Expense Ratio: The operating expense ratio was 11.5 percent in the first quarter of 2023, unchanged from 11.5 percent in the first quarter of 2022.

Operating Cash Flow: Operating cash flow was approximately $6.5 billion, including the early receipt of April’s premium payments from CMS. Excluding that item, operating cash flow would have been $3.5 billion, or 1.7 times net income in the first quarter of 2023, an increase of $963 million as compared to the prior year quarter. The year-over-year increase was driven by favorable working capital changes and growth in net income.

Share Repurchase Program: During the first quarter of 2023, the Company repurchased 1.3 million shares of its common stock for $622 million, at a weighted average price of $476.66. As of March 31, 2023, the Company had approximately $6.3 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the first quarter of 2023, the Company paid a quarterly dividend of $1.48 per share, representing a distribution of cash totaling $351 million.

On April 18, 2023, the Audit Committee of the Company’s Board of Directors declared a second quarter 2023 dividend to shareholders of $1.48 per share. The second quarter dividend is payable on June 23, 2023, to shareholders of record at the close of business on June 9, 2023.

Investment Portfolio & Capital Position: During the first quarter of 2023, the Company recorded net losses of $113 million. During the first quarter of 2022, the Company recorded net losses of $151 million. These amounts are excluded from adjusted earnings per share.

As of March 31, 2023, the Company’s net unrealized loss position in the investment portfolio was $1.8 billion, consisting primarily of fixed maturity securities. As of March 31, 2023, cash and investments at the parent company totaled approximately $1.1 billion.

REPORTABLE SEGMENTS

Elevance Health has four reportable segments: Health Benefits, the aggregation of our Commercial & Specialty Business and Government Business (comprised of Individual, Employer Group risk-based, Employer Group fee-based, BlueCard businesses, Medicaid, Medicare, and Federal Health Products & Services businesses); CarelonRx (formerly IngenioRx); Carelon Services (formerly known as Diversified Business Group); and Corporate & Other (comprised of businesses that do not individually meet the quantitative thresholds for an operating division as well as corporate expenses not allocated to our other reportable segments).

Elevance Health, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended March 31
	2023	2022	Change
	(Restated)
Operating Revenue
Health Benefits	$37,280	$34,027	9.6%
Carelon[1]	11,336	9,631	17.7%
Corporate & Other	251	273	(8.1)%
Eliminations	(6,969)	(6,045)	15.3%

Total Operating Revenue[2]	$41,898	$37,886	10.6%

Operating Gain (Loss)
Health Benefits	$2,159	$1,851	16.6%
Carelon[1]	721	598	20.6%
Corporate & Other	(49)	(22)	NM [3]

Total Operating Gain[2]	$2,831	$2,427	16.6%

Operating Margin
Health Benefits	5.8%	5.4%	40 bp
Carelon[1]	6.4%	6.2%	20 bp
Total Operating Margin[2]	6.8%	6.4%	40 bp

1.

Operating Revenue and Operating Gain for Carelon for the three months ended March 31, 2023 included $8,024 and $512 for CarelonRx; $3,312 and $209 for Carelon Services, respectively. Operating Revenue and Operating Gain for Carelon for the three months ended March 31, 2022 included $6,683 and $398 for CarelonRx; $2,948 and $200 for Carelon Services, respectively.

2.	See “Basis of Presentation” on page 5 herein.
3.	“NM” = calculation not meaningful.

Health Benefits: Operating gain in the Health Benefits segment totaled $2,159 million in the first quarter of 2023, an increase of $308 million from $1,851 million in the first quarter of 2022. The increase was primarily driven by premium rate adjustments to more accurately reflect our post-pandemic cost structure and membership growth in Medicaid.

Carelon: Operating gain in the Carelon segment was $721 million in the first quarter of 2023, an increase of $123 million from $598 million in the first quarter of 2022. The increase was primarily driven by higher prescription volumes associated with growth in integrated medical and standalone pharmacy customers, improved performance in our care delivery business, and the expansion of our post-acute care business.

Corporate & Other: The Company reported an operating loss of $49 million in the Corporate & Other segment for the first quarter of 2023, a decrease of $27 million from an operating loss of $22 million in the first quarter of 2022, driven by an increase in unallocated corporate expenses.

Basis of Presentation

1.

Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and operating expense. It does not include net investment income, net gains/losses on financial instruments, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 12 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s first quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-947-9963 (Domestic)	866-361-4942 (Domestic Replay)
312-470-0178 (International)	203-369-0190 (International Replay)

The access code for today’s conference call is 3972058. There is no access code for the replay. The replay will be available from 11:30 a.m. EDT today, until the end of the day on May 19, 2023. The call will also be available through a live webcast at www.elevancehealth.com under the “Investors” link. A webcast replay will be available following the call.

Elevance Health Contacts:

Investor Relations	Media
Stephen Tanal	Leslie Porras
Stephen.Tanal@elevancehealth.com	Leslie.Porras@elevancehealth.com

About Elevance Health, Inc.

Elevance Health is a lifetime, trusted health partner fueled by its purpose to improve the health of humanity. The company supports consumers, families, and communities across the entire care journey – connecting them to the care, support, and resources they need to lead healthier lives. Elevance Health’s companies serve more than 118 million people through a diverse portfolio of industry-leading medical, digital, pharmacy, behavioral, clinical, and complex care solutions. For more information, please visit www.elevancehealth.com or follow us @ElevanceHealth on Twitter and Elevance Health on LinkedIn.

Elevance Health, Inc.

Membership and Other Metrics

(Unaudited)

				Change from
Medical Membership (in thousands)	March 31, 2023	March 31, 2022	December 31, 2022	March 31, 2022	December 31, 2022
Individual	942	818	789	15.2%	19.4%
Employer Group Risk-Based	3,798	4,028	3,988	(5.7)%	(4.8)%

Commercial Risk-Based	4,740	4,846	4,777	(2.2)%	(0.8)%
BlueCard®	6,607	6,370	6,462	3.7%	2.2%
Employer Group Fee-Based	20,278	20,148	20,174	0.6%	0.5%

Commercial Fee-Based	26,885	26,518	26,636	1.4%	0.9%
Medicare Advantage	2,053	1,921	1,977	6.9%	3.8%
Medicare Supplement	925	939	947	(1.5)%	(2.3)%

Total Medicare	2,978	2,860	2,924	4.1%	1.8%
Medicaid	11,889	10,919	11,571	8.9%	2.7%
Federal Employees Health Benefits	1,632	1,632	1,623	—%	0.6%

Total Medical Membership	48,124	46,775	47,531	2.9%	1.2%

Other Membership (in thousands)
Life and Disability Members	4,771	4,679	4,834	2.0%	(1.3)%
Dental Members	6,743	6,649	6,692	1.4%	0.8%
Dental Administration Members	1,697	1,588	1,586	6.9%	7.0%
Vision Members	9,904	9,211	9,813	7.5%	0.9%
Medicare Part D Standalone Members	264	279	271	(5.4)%	(2.6)%
Other Metrics (in millions)
CarelonRx Quarterly Adjusted Scripts	75.7	73.0	82.0	3.7%	(7.7)%
Carelon Services Consumers Served	104.0	104.0	105.0	—%	(1.0)%

Elevance Health, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2023	2022	Change
		(Restated)
Revenues
Premiums	$35,868	$32,785	9.4%
Product revenue	4,022	3,301	21.8%
Service fees	2,008	1,800	11.6%

Total operating revenue	41,898	37,886	10.6%
Net investment income	387	360	7.5%
Net losses on financial instruments	(113)	(151)	NM

Total revenues	42,172	38,095	10.7%
Expenses
Benefit expense	30,786	28,231	9.1%
Cost of products sold	3,481	2,883	20.7%
Operating expense	4,800	4,345	10.5%
Interest expense	251	201	24.9%
Amortization of other intangible assets	235	129	82.2%

Total expenses	39,553	35,789	10.5%
Income before income tax expense	2,619	2,306	13.6%
Income tax expense	615	527	16.7%

Net income	2,004	1,779	12.6%
Net (income) loss attributable to noncontrolling interests	(15)	10	NM

Shareholders’ net income	$1,989	$1,789	11.2%

Shareholders’ net income per diluted share	$8.30	$7.32	13.4%

Diluted shares	239.7	244.4	(1.9)%
Benefit expense as a percentage of premiums	85.8%	86.1%	(30)	bp
Operating expense as a percentage of total operating revenue	11.5%	11.5%	—	bp
Income before income tax expense as a percentage of total revenue	6.2%	6.1%	10	bp

“NM” = calculation not meaningful

Elevance Health, Inc.

Consolidated Balance Sheets

(In millions)	March 31, 2023	December 31, 2022
	(Unaudited)	(Restated)
Assets
Current assets:
Cash and cash equivalents	$10,142	$7,387
Fixed maturity securities	27,636	25,952
Equity securities	392	953
Premium receivables	8,246	7,083
Self-funded receivables	3,786	4,663
Other receivables	4,678	4,298
Other current assets	4,943	5,281

Total current assets	59,823	55,617
Long-term investments:
Fixed maturity securities	783	752
Other invested assets	5,971	5,685
Property and equipment, net	4,418	4,316
Goodwill	25,273	24,383
Other intangible assets	10,915	10,315
Other noncurrent assets	1,857	1,687

Total assets	$109,040	$102,755

Liabilities and equity
Liabilities
Current liabilities:
Medical claims payable	$15,728	$15,596
Other policyholder liabilities	6,098	5,933
Unearned income	4,394	1,112
Accounts payable and accrued expenses	4,873	5,607
Short-term borrowings	265	265
Current portion of long-term debt	—	1,500
Other current liabilities	10,531	9,683

Total current liabilities	41,889	39,696
Long-term debt, less current portion	25,201	22,349
Reserves for future policy benefits	811	803
Deferred tax liabilities, net	2,029	2,015
Other noncurrent liabilities	1,650	1,562

Total liabilities	71,580	66,425

Shareholders’ equity
Common stock	2	2
Additional paid-in capital	8,697	9,084
Retained earnings	30,707	29,647
Accumulated other comprehensive loss	(2,050)	(2,490)

Total shareholders’ equity	37,356	36,243
Noncontrolling interests	104	87

Total equity	37,460	36,330

Total liabilities and equity	$109,040	$102,755

Elevance Health, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Three Months Ended March 31
	2023	2022
		(Restated)
Operating activities
Net income	$2,004	$1,779
Adjustments to reconcile net income to net cash provided by operating activities:
Net losses on financial instruments	113	151
Equity in net earnings of other invested assets	30	(153)
Depreciation and amortization	462	358
Deferred income taxes	(255)	(96)
Share-based compensation	61	50
Changes in operating assets and liabilities:
Receivables, net	(29)	(1,348)
Other invested assets	(15)	7
Other assets	(348)	(350)
Policy liabilities	306	1,092
Unearned income	3,282	57
Accounts payable and other liabilities	18	428
Income taxes	839	568
Other, net	1	(2)

Net cash provided by operating activities	6,469	2,541
Investing activities
Purchases of investments	(7,443)	(5,050)
Proceeds from sale of investments	2,489	3,047
Maturities, calls and redemptions from investments	3,533	1,209
Changes in securities lending collateral	204	(441)
Purchases of subsidiaries, net of cash acquired	(1,638)	(61)
Purchases of property and equipment	(301)	(254)
Other, net	(28)	(28)

Net cash used in investing activities	(3,184)	(1,578)
Financing activities
Net proceeds from commercial paper borrowings	325	225
Net proceeds from (repayments of) long-term borrowings	666	(14)
Changes in securities lending payable	(205)	441
Changes in bank overdrafts	(291)	529
Repurchase and retirement of common stock	(622)	(545)
Cash dividends	(351)	(309)
Proceeds from issuance of common stock under employee stock plans	43	76
Taxes paid through withholding of common stock under employee stock plans	(98)	(86)
Other, net	2	5

Net cash (used in) provided by financing activities	(531)	322
Effect of foreign exchange rates on cash and cash equivalents	1	(4)

Change in cash and cash equivalents	2,755	1,281
Cash and cash equivalents at beginning of period	7,387	4,880

Cash and cash equivalents at end of period	$10,142	$6,161

Elevance Health, Inc.

Reconciliation of Medical Claims Payable

	Three Months Ended March 31		Years Ended December 31
(In millions)	2023	2022	2022	2021	2020
	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$15,348	$13,282	$13,282	$11,135	$8,647
Ceded medical claims payable, beginning of period	(6)	(21)	(21)	(46)	(33)

Net medical claims payable, beginning of period	15,342	13,261	13,261	11,089	8,614

Business combinations and purchase adjustments	—	3	133	420	339
Net incurred medical claims:
Current year	30,751	28,064	113,414	100,440	85,094
Prior years redundancies(1)	(1,068)	(933)	(869)	(1,703)	(637)

Total net incurred medical claims	29,683	27,131	112,545	98,737	84,457

Net payments attributable to:
Current year medical claims	19,948	17,116	98,997	88,156	74,629
Prior years medical claims	9,593	8,826	11,600	8,829	7,692

Total net payments	29,541	25,942	110,597	96,985	82,321

Net medical claims payable, end of period	15,484	14,453	15,342	13,261	11,089
Ceded medical claims payable, end of period	7	17	6	21	46

Gross medical claims payable, end of period	$15,491	$14,470	$15,348	$13,282	$11,135

Current year medical claims paid as a percentage of current year net incurred medical claims	64.9%	61.0%	87.3%	87.8%	87.7%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	7.5%	7.6%	7.0%	18.1%	8.0%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	0.9%	0.9%	0.9%	2.0%	0.8%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Elevance Health, Inc.

GAAP Reconciliation

(Unaudited)

Elevance Health, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Elevance Health, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below. Prior amounts may be grouped differently to conform to current presentation.

	Three Months Ended March 31
(In millions, except per share data)	2023	2022	Change
Shareholders’ net income - As reported	$1,989	$1,805	10.2%
Impact of Accounting Standards Update 2018-12 Adoption	—	(16)
Shareholders’ net income - Restated	$1,989	$1,789	11.2%
Add / (Subtract):
Net losses on financial instruments	113	151
Amortization of other intangible assets	235	129
Transaction and integration related costs	26	9
Litigation expenses	1	1
Tax impact of non-GAAP adjustments	(97)	(78)

Net adjustment items	278	212

Adjusted shareholders’ net income	$2,267	$2,001	13.3%

Shareholders’ net income per diluted share - As reported	$8.30	$7.39	12.3%
Impact of Accounting Standards Update 2018-12 Adoption	—	(0.07)
Shareholders’ net income per diluted share - Restated	8.30	7.32	13.4%
Add / (Subtract):
Net losses on financial instruments	0.47	0.62
Amortization of other intangible assets	0.98	0.53
Transaction and integration related costs	0.11	0.04
Litigation expenses	—	—
Tax impact of non-GAAP adjustments	(0.40)	(0.32)
Net adjustment items	1.16	0.87

Adjusted shareholders’ net income per diluted share	$9.46	$8.19	15.5%

	Full Year 2023 Outlook
Shareholders’ net income per diluted share	Greater than $29.50
Add / (Subtract):
Net losses on financial instruments	$0.47
Transaction and integration related costs	$0.11
Amortization of other intangible assets	$3.63
Tax impact of non-GAAP adjustments	Approximately $(1.01)

Net adjustment items	$3.20

Adjusted shareholders’ net income per diluted share	Greater Than $32.70

	Three Months Ended March 31
(In millions)	2023	2022	Change
		(Restated)
Income before income tax expense	$2,619	$2,306	13.6%
Net investment income	(387)	(360)
Net losses on financial instruments	113	151
Interest expense	251	201
Amortization of other intangible assets	235	129

Reportable segments operating gain	$2,831	$2,427	16.6%

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent required by law, we do not undertake to update or revise any forward-looking statements to reflect events or circumstances occurring after the date hereof. These risks and uncertainties include, but are not limited to: trends in healthcare costs and utilization rates; reduced enrollment; our ability to secure and implement sufficient premium rates; the impact of large scale medical emergencies, such as public health epidemics and pandemics, including COVID-19, and other catastrophes; the impact of new or changes in existing federal, state and international laws or regulations, including healthcare laws and regulations, or their enforcement or application; the impact of cyber-attacks or other privacy or data security incidents or breaches or our failure to comply with any privacy or security laws or regulations, including any investigations, claims or litigation related thereto; information technology disruptions; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; our ability to contract with providers on cost-effective and competitive terms; failure to effectively maintain and modernize our information systems; risks associated with providing pharmacy, healthcare and other diversified products and services, including medical malpractice or professional liability claims and non-compliance by any party with the pharmacy services agreement between us and CaremarkPCS Health, L.L.C.; risks associated with mergers, acquisitions, joint ventures and strategic alliances; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness and the risk that increased interest rates or market volatility could impact our access to or further increase the cost of financing; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; intense competition to attract and retain employees; risks associated with our international operations; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.